Exhibit 99.1

545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 WWW.FELCOR.COM NYSE: FCH
For Immediate Release:

FELCOR ANNOUNCES CORPORATE GOVERNANCE ENHANCEMENTS

IRVING, Texas, November 2, 2016 - FelCor Lodging Trust Incorporated (NYSE: FCH) today announced that its Board of Directors (the “Board”) has approved and implemented several stockholder-friendly corporate governance initiatives. The initiatives follow the Board’s ongoing review of evolving corporate governance practices and investor preferences, as well as discussions with various institutional stockholders.
“Today’s announcement underscores FelCor’s ongoing commitment to high standards of corporate governance, corporate ethics and shareholder engagement,” said Christopher J. Hartung, FelCor’s Lead Director and governance committee chair. “We strongly believe that regularly reviewing our corporate governance and soliciting open and constructive feedback from our stockholders supports our efforts to build long-term shareholder value.”
The initiatives include:

•	Amending and restating FelCor’s 2014 Equity Compensation Plan to impose minimum vesting and post-vesting holding periods and to prohibit cash buyouts of underwater options

•	Adding a new section to FelCor’s Bylaws to provide proxy access to director candidates nominated by shareholders that meet certain ownership thresholds and satisfy other criteria

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Amending FelCor’s Bylaws to delete a section that had reserved for the Board the exclusive power to amend FelCor’s Bylaws (stockholders will be able to propose binding amendments to FelCor’s Bylaws assuming they approve a corresponding charter amendment at next year’s annual meeting)

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Amending FelCor’s Corporate Governance Guidelines to, among other things, provide for annual individual director reviews and principles for evaluating and managing individual and average director tenure

•	Adopting a Lead Director Charter to formalize and further clarify the robust function, authority and responsibilities of FelCor’s Lead Director

•	Amending FelCor’s Insider Trading and Disclosure Policy to add a comprehensive anti-hedging policy and clarifying language regarding Regulation FD compliance.
Detailed descriptions of each of the initiatives can be found in a current report on Form 8-K to be filed today with the Securities and Exchange Commission.
The actions announced today are in addition to several recently-implemented actions taken by the Company to strengthen its corporate governance and accountability, including: declassifying the Board and permitting annual election of all directors, reducing the threshold for FelCor’s stockholders to call a special meeting of stockholders, and modifying FelCor’s executive compensation program to emphasize pay-for performance, among others.
About FelCor
FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major and resort markets throughout the U.S. FelCor partners with top hotel companies to operate its properties under globally renowned names and as premier independent hotels. Additional information can be found on the Company's website at www.felcor.com.

Contact:
Abi Salami, 972-444-4967
Manager
asalami@felcor.com

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